Exhibit 99.7
October 22, 2009
The Special Committee of the Board of Directors
Builders FirstSource, Inc.
2001 Bryan Street
Suite 1600
Dallas, Texas 75201
Members of the Special Committee of the Board of Directors:
     You have requested our opinion as to the fairness from a financial point of view to the stockholders of Builders FirstSource, Inc. (the “Company”), other than JLL Partners Fund V, L.P. (“JLL”), Warburg Pincus Private Equity IX, L.P. (“Warburg, and together with JLL, the “Sponsors”), taken as a whole, of the financial terms of the rights offering (the “Rights Offering”) by the Company described in the draft Investment Agreement, dated as of October 22, 2009 (the “Investment Agreement”) by and among the Company and the Sponsors. We understand that, pursuant to the Rights Offering, the Company will distribute to the holders of its common stock, par value $0.01 per share (the “Company Common Stock”), transferable subscription rights to purchase shares of Company Common Stock at a subscription price of $3.50 per share (the “Subscription Price”). We also understand the Rights Offering will be conducted in conjunction with an exchange offer (the “Exchange Offer” and, together with the Rights Offering, the “Recapitalization Transactions”) for the Company’s Second Priority Senior Secured Floating Rate Notes due 2012 (the “Existing Notes”), and that the proceeds from the Rights Offering will be used as follows: (i) the first $75.0 million will be used by the Company for general corporate purposes and to pay all fees and expenses associated with the Recapitalization Transactions and (ii) any additional proceeds will be used to fund the portion of the consideration to be paid in cash in exchange for Existing Notes tendered in the Exchange Offer. We further understand that, pursuant to the draft Support Agreement, dated as of October 22, 2009 (the “Support Agreement” and, together with the Investment Agreement, the “Transaction Agreements”), by and among the Company and the holders of Existing Notes party thereto (the “Committed Noteholders”), the Committed Noteholders have agreed to tender their Existing Notes in the Exchange Offer. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Investment Agreement.
     We have acted as your financial advisor in connection with the Rights Offering and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Rights Offering. We will also receive a fee upon delivery of this opinion which is not contingent upon the consummation of the Rights Offering. In addition, the Company has agreed to reimburse us for expenses and indemnify us for certain liabilities arising out of our engagement. At your request, we have contacted third parties to solicit indications of interest in a possible transaction with, or investment in, the Company and held discussions with certain of these parties prior to the date hereof. In the past, we have provided investment banking and other services to the Company in connection with a potential acquisition that was not consummated. We did not receive any compensation for the rendering of such services. We also have provided investment banking and other services to J.G. Wentworth, Inc. and its parent companies, JGW Holdco, LLC and J.G. Wentworth, LLC, portfolio companies of JLL, in connection with their restructuring announced in May 2009. In connection with the above-described services, we received compensation. We also may provide investment banking and other financial services to the Company, JLL and Warburg and their respective affiliates in the future and may receive compensation. In the ordinary course of business, we, our successors and our affiliates may trade securities of the Company for our own accounts and the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion does not address the Company’s underlying business decision to effect the Rights Offering or other Recapitalization Transactions or the relative merits of the Rights Offering and other Recapitalization Transactions as compared to any alternative business strategies or transactions that might be available to the Company and our opinion does not constitute a recommendation to any stockholder of the Company as to whether such stockholder should participate in the Rights Offering or vote in favor of the authorization of the shares of Company Common Stock required to consummate the Rights Offering. At your direction, except as specifically set forth herein, we have not been asked to, nor do we, offer any opinion as to the use of proceeds of the Rights Offering, the material terms of the Transaction Agreements or the form of the Recapitalization Transactions. In rendering this opinion, we have assumed, with your consent, that the executed form of the Transaction Agreements do not differ materially from the drafts we have examined, that the final terms of the Rights Offering will not differ in any material respect from the description in the drafts of the Transaction Agreements we have examined, and that the parties to the Transaction Agreements will comply with all the material terms described therein.
     In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business, financial information and stock market data relating to the Company that we deemed relevant; (ii) reviewed certain internal information relating to the business, including financial forecasts, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company; (iii) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (i) and (ii) of this paragraph, as well as the business and prospects of the Company generally; (iv) compared the financial terms of the Rights Offering with the financial terms of certain other transactions that we deemed relevant, including the issuance discount to the market price of the shares issued in other rights offerings; (v) reviewed drafts of the Transaction Agreements, dated October 22, 2009; (vi) participated in certain discussions and negotiations among representatives of the Company, JLL and Warburg, the ad hoc committee of holders of the Existing Notes and their financial and legal advisors; and (vii) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.
     In connection with our review, we have not assumed any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With your consent, we have not performed certain financial analyses (including regarding valuation) often utilized by investment banking firms in connection with the issuance of fairness opinions since we and you believe such analyses are not relevant in the circumstances surrounding the Rights Offering. With respect to the forecasted financial information referred to above, we have assumed, with your consent, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company, that they would be realized in the amounts and in the time periods estimated and that they provided a reasonable basis upon which we could form our opinion. We also have assumed, with your consent, that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the last historical financial statements made available to us.
     Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, events or developments occurring after the date hereof. We are not expressing any opinion as to the prices at which shares of Company Common Stock or the rights issued in the Rights Offering will trade at any time. We have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Rights Offering will be obtained without the imposition of any delay, limitation, restriction, divestiture or condition that would have an adverse effect on the Company or on the expected benefits of the Rights Offering and other Recapitalization Transactions. We also have assumed, with your consent, (i) that the representations and warranties of all parties to the Transaction Agreements are true and correct, (ii) that each party to a Transaction Agreement will perform all of the covenants and agreements required to be performed by such party, (iii) that all conditions to the consummation of the Rights Offering and other Recapitalization Transactions will be satisfied without waiver thereof, (iv) that the Rights Offering and other Recapitalization Transactions will be consummated in a timely manner in accordance with the terms described in the Transaction Agreements, without any modifications or amendments thereto or any adjustment to the terms of the Rights Offering or the Subscription Price, and (v) all subscription rights that are exercised in the Rights Offering are exercised prior to the Expiration Time.
     This opinion is for the use and benefit of the Special Committee of the Board of Directors of the Company in its evaluation of the Rights Offering and, except as specified in the immediately succeeding sentence, may not be disclosed to any person without our prior consent and is not to be quoted or referred to, in whole or in part, or used or relied upon for any other purpose, without our prior written consent. We acknowledge that the text of this opinion and a description thereof may be included in materials required to be filed by the Company with the Securities and Exchange Commission and/or required to be delivered to the Company’s stockholders in connection with the Rights Offering; provided, however, that this opinion may be included in any such materials only if (i) it shall be reproduced in such materials in its entirety, and (ii) the context of any such inclusion, and the inclusion of any related description of this opinion or of us (including, without limitation, any reference to the Company’s engagement of us, the services provided by us in connection with the Rights Offering or this opinion or the analyses performed by us in support of this opinion), shall be subject to our prior specific review and written consent. In addition, you have not asked us to address, and this opinion does not address (a) any element of the Recapitalization Transactions other than the fairness of the financial terms of the Rights Offering from a financial point of view to the stockholders of the Company, other than the Sponsors, taken as a whole, (b) the fairness of the financial terms of the Rights Offering to the holders of any class of securities, creditors, directors, officers, employees or other constituencies of the Company, other than the holders (excluding the Sponsors) of the Company Common Stock in their capacity as stockholders, or (c) the fairness of the amount or nature of any compensation to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Rights Offering, whether relative to the rights to be issued in the Rights Offering or otherwise. The Fairness Opinion and Valuation Review Committee of Moelis & Company LLC has approved the issuance of this opinion.
     Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the financial terms of the Rights Offering are fair from a financial point of view to the stockholders of the Company, other than the Sponsors, taken as a whole.
Very truly yours,
MOELIS & COMPANY LLC

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